EXHIBIT 3

                                WF HOLDINGS, INC.
                               C/O PERSEUS, L.L.C.
                          2099 PENNSYLVANIA AVENUE, NW
                             WASHINGTON, D.C. 20006

                                                           April 8, 2004

Rutabaga Capital Management
64 Broad Street, 3rd Floor
Boston, MA  02109
Attn: Dennis J. Scannell

         RE: VOTING AGREEMENT AND IRREVOCABLE PROXY

Dear Dennis:

         Reference is made to the Merger Agreement, dated as of January 30, 2004, as amended (the "Merger Agreement), by and among Workflow Management, Inc. ("Workflow"), WF Holdings, Inc. ("WF") and WFM Acquisition Sub, Inc., providing for the acquisition of Workflow by WF (the "Merger").

         This letter will confirm our agreement that, because WF has agreed to increase the cash price per share payable to stockholders of Workflow in the proposed Merger to $5.56 per share, Rutabaga Capital Management ("Rutabaga") agrees, on the terms and conditions set forth in this letter agreement, to vote the Owned Shares (as defined below) in favor of the Merger. More specifically, Rutabaga represents and agrees to the following:

    1. Rutabaga on the date hereof has, and as of February 23, 2004 had, directly or indirectly, sole voting authority with respect to approximately 711,800 shares of Workflow common stock. Shares of Workflow common stock in which Rutabaga, directly or indirectly, has sole voting authority over, from time to time, are referred to herein as "Owned Shares".

    2. Rutabaga on the date hereof has, and as of February 23, 2004 had, investment and dispositive authority over approximately 980,000 shares of Workflow common stock (the "Advised Shares"). With respect to these shares, Rutabaga advises clients on how to vote the shares, but does not have sole or shared voting authority over the Advised Shares.

    3. Rutabaga agrees to vote, or cause to be voted, the Owned Shares in favor of the Merger Agreement to reflect the $5.56 share price. Rutabaga agrees to recommend to its clients that they vote the Advised Shares in favor of the Merger Agreement and to use commercially reasonable efforts to cause the Advised Shares to be so voted.

    4. Rutabaga shall remain free to sell, transfer or otherwise dispose of the Owned Shares and the Advised Shares at any time, provided that it does not sell, transfer or otherwise dispose of its right to vote the Owned Shares in favor of the Merger Agreement.

    5. WF has relied on the agreements of Rutabaga contained herein in determining to increase the merger consideration. Accordingly, Rutabaga hereby grants to WF a proxy coupled with an interest, to vote, or cause to be voted, Rutabaga's Owned Shares in favor of the Merger

         Agreement in accordance with the terms of this agreement. Notwithstanding the foregoing, the proxy granted hereunder shall automatically terminate with respect to any Owned Shares to the extent Rutabaga's voting power (or power to grant a proxy) with respect to such Owned Shares is terminated.

    6. Except as otherwise provided herein, this letter agreement, and the proxy coupled with an interest granted hereunder, shall automatically terminate upon the earlier to occur of (i) the effective time of the Merger; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the announcement of an alternative transaction (by way of merger, consolidation, reorganization, recapitalization or refinancing) with respect to Workflow which Rutabaga determines, in good faith, it must support in order to comply with its fiduciary duties to its clients; and (iv) April 30, 2004.

    7. Notwithstanding anything to the contrary herein, Rutabaga is signing this letter agreement solely in its capacity as a beneficial owner of shares of Workflow common stock (as determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended), acting as discretionary manager on behalf of its clients, and nothing herein shall be construed to prohibit, prevent or preclude Rutabaga from taking or not taking any action which would violate, or be reasonably be construed to violate, Rutabaga's fiduciary duties as determined in good faith by Rutabaga.

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


         Please acknowledge Rutabaga's agreement to be bound by the terms of this letter agreement by countersigning below and faxing a copy of this letter to my attention at (202) 463-6215. Thank you.



                                        Very truly yours,


                                        WF HOLDINGS, INC.



                                        By: /S/ Charles C. Moore
                                           -----------------------
                                                Charles C. Moore



Agreed:

RUTABAGA CAPITAL MANAGEMENT

By: /S/ Dennis J. Scannell
    ------------------------------------
         Name: Dennis J. Scannell



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